Exhibit 99.1

Investor Contact:	Media Contact:
Etta West	Victor Chayet
303-334-4772	303-334-5701
etta_west@jdedwards.com	victor_chayet@jdedwards.com

FOR IMMEDIATE RELEASE

J.D. EDWARDS ANNOUNCES PRELIMINARY RESULTS FOR THE

SECOND QUARTER ENDED APRIL 30, 2003

DENVER, May 5, 2003 – J.D. Edwards & Company (Nasdaq: JDEC) today announced preliminary results for the quarter ended April 30, 2003. The Company expects total revenue to be in the range of $200 million to $205 million, which is within approximately five percent of what the Company indicated at the beginning of the quarter. License revenue is expected to be between $42 million and $45 million and services revenue is expected to be between $157 million and $160 million. GAAP results are projected to be a loss of $0.01 or $0.02 per share, and pro forma results are projected to be earnings of $0.00 or $0.01 per diluted share. The cash and investment balance is expected to increase to approximately $400 million.

“As we entered the second quarter, we anticipated that more large transactions would close in the quarter,” said J.D. Edwards Chairman, President and CEO, Bob Dutkowsky. “We closed five transactions greater than $1 million in the second quarter, compared to nine in the second quarter of fiscal 2002 and eight last quarter. In addition to the five million-dollar-plus software transactions that we closed in the quarter, we’ve been working on a number of other multi-million dollar transactions. Several of these transactions also involve J.D. Edwards services offerings. We felt that one or more of these very significant transactions would be signed in our second quarter. While we have been selected as the vendor of choice in these specific transactions, the timing of when they will ultimately close is difficult to predict. As we’ve seen with other software vendors, the challenging economic conditions continue to dampen IT spending, especially for the very large transactions.”

“I’m encouraged that none of the large transactions that did not close in our second quarter were lost to our competitors. I’m also encouraged that we did not experience abnormal slippage of our average-sized transactions and our services business stabilized. While the timing of specific transactions is beyond our control, we remain focused on the business fundamentals that we control, for example, improving our own execution in the areas of product development, sales and marketing initiatives and cash collection, to name just a few.”

Final results for the quarter will be released on May 29, 2003, at which time the Company will host a conference call.

About J.D. Edwards

J.D. Edwards makes customers stronger, enabling them to solve their most important business challenges. The company offers collaborative enterprise software as well as consulting, education and support services. J.D. Edwards’ offerings are differentiated by a deeply ingrained attitude of listening to customers, innovating on their behalf, and delivering solutions as part of a results-oriented relationship. Founded in 1977 and headquartered in Denver, J.D. Edwards focuses on long-term business partnerships and helping its 6,600 customers in more than 110 countries collaborate electronically to manage their business processes, supply chains, enterprise assets and supplier and customer relationships. For more information: www.jdedwards.com or 1-800-727-5333.

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J.D. Edwards is a registered trademark of J.D. Edwards & Company.

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The information in this press release regarding expected total revenue, license fee revenue, services revenue, earnings per share and other items is forward-looking and preliminary in nature. Words such as “expects,” “projected,” “anticipated,” and similar expressions have been used to identify these forward-looking statements, but are not the exclusive means of identifying such statements. These statements reflect J.D. Edwards’ current beliefs and are based on information currently available to J.D. Edwards. Actual results could differ materially depending on a number of factors, including the failure of contracts to meet revenue recognition rules, the large component of business partner services revenue that is still being reported to the Company and other adjustments that may arise as results are finalized. Statements discussing J.D. Edwards’ expectations regarding large transactions that did not close in the quarter ended April 30, 2003 are also “forward-looking statements.” Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially. For example, customers could delay their decision to close a transaction in any particular quarter or could decide not to close at all, risks that have become increasingly significant in the current economic and political environment. Further risks are detailed from time to time in J.D. Edwards’ SEC reports, including its 2002 Annual Report on Form 10-K and the most recent quarterly report on Form 10-Q. Copies of filed documents can be obtained on the J.D. Edwards Investor Relations web site at www.jdedwards.com/investorrelations or by contacting the Investor Relations Department at 877-533-5332 (877-JDE-JDEC). The Company undertakes no obligation to update the information contained in this release, including any forward-looking statements, or to update any information on its web site.

J.D. EDWARDS & COMPANY

RECONCILIATION OF NET LOSS PER SHARE

TO PRO FORMA NET INCOME PER DILUTED SHARE

(unaudited)

	Three Months Ended April 30, 2003
	Low End of Range	High End of Range
Net loss per share	$(0.02)	$(0.01)
Amortization and write-offs of acquired software, other acquired intangibles, and acquisition related deferred stock compensation	0.02	0.02
Income tax effect	0.00	0.00

Pro forma net income per diluted share	$0.00	$0.01